UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2015 (August 19, 2015)

PHYSICIANS REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	001-36007 (Commission File Number)	46-2519850 (I.R.S. Employer Identification No.)

309 N. Water Street, Suite 500 Milwaukee, Wisconsin	53202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (414) 367-5600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On August 19, 2015, Physicians Realty Trust (the “Company”), through subsidiaries of its operating partnership, completed its acquisition of two medical office facilities located in the Phoenix, Arizona metropolitan area. The facilities were owned by physician members of Integrated Medical Services (“IMS”), a physician-led multi-specialty organization providing primary care and most specialties throughout the Phoenix metropolitan area. The aggregate purchase price of these facilities was $57,328,000, payable in cash.

Previously, on August 14, 2015, the Company, through a subsidiary of its operating partnership, completed a related acquisition of a medical office facility. The facility was also owned by physician members of IMS and located in the Phoenix, Arizona metropolitan area. The purchase price of this facility was $31,814,000, payable in cash.

The aggregate purchase price for the three IMS facilities acquired was $89,142,000, payable in cash, which equates to a first year unleveraged cash yield of 6.8%. The three facilities total 286,676 square feet and are currently 94.1% leased in aggregate with IMS leasing 69% of the portfolio square footage, hospital systems leasing 17%, and independent physicians/providers leasing 8.1% of the rentable square footage. The facilities are not encumbered by any debt and have a weighted average remaining lease term of approximately 7 years.

In addition, the Company, through a subsidiary of its operating partnership is also a party to a purchase and sale agreement, entered on July 27, 2015 to acquire a fourth medical office facility from physician members of IMS which is located in the Phoenix, Arizona metropolitan area. The purchase price of this facility is contemplated to be approximately $51,740,000, payable in cash. The acquisition of this fourth medical office facility is not assured and remains subject to the receipt of lease extensions, waivers of rights of first refusal (which could, if exercised, cause termination of the purchase and sale agreement), and customary conditions to closing, including accuracy of representations and warranties and performance of covenants.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 24, 2015	PHYSICIANS REALTY TRUST

By:	/s/ John T. Thomas
John T. Thomas
President and Chief Executive Officer

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